Exhibit 23.2
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Company’s registration of 12,500,000 common shares of the Company, which may be issued by the Company pursuant to the BlackBerry Limited Equity Incentive Plan, of our reports dated March 31, 2017, with respect to the consolidated financial statements of BlackBerry Limited and the effectiveness of internal control over financial reporting of BlackBerry Limited included in its Annual Report (Form 40-F) for the year ended February 28, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Kitchener, Canada     Chartered Professional Accountants
August 24, 2017     Licensed Public Accountants